EXHIBIT 10.1

Date:	May 2, 2016

To:	Laredo Petroleum, Inc. Bank Group

From:	Wells Fargo Bank, N.A., as Administrative Agent

Re:
Spring 2016 Periodic Determination of the Borrowing Base in connection with the Fourth Amended and Restated Credit Agreement among Laredo Petroleum, Inc., the Banks party thereto and Wells Fargo Bank, N.A., as administrative agent (the “Credit Agreement”); Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

This memorandum is to inform you that the Super Majority Bank consents have been received and, as a result thereof, the Borrowing Base has been reduced to $815,000,000 as of today, May 2, 2016. Pursuant to Section 2.16(h) of the Credit Agreement, the Aggregate Elected Commitment Amount has been automatically reduced (ratably among the Banks in accordance with each Bank’s Commitment Percentage) to $815,000,000 as of today, May 2, 2016.